Exhibit 21

SUBSIDIARIES: The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated

AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware
Flame Guard Water Heaters, Inc.	Delaware
SICO Acquisition, LLC	Delaware
Takagi - A. O. Smith Tankless Water Heater Company LLC	Delaware

American Water Heater Company	Nevada

State Industries, Inc.	Tennessee

A. O. Smith Holdings (Barbados) SRL	Barbados
Winston Park Insurance Company Ltd.	Barbados

A. O. Smith Enterprises Ltd.	Canada

A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith Electrical Products (Changzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Suzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Yueyang) Co., Ltd.	China
A. O. Smith (Shanghai) Water Treatment Products Co., Ltd.	China
Nanjing A. O. Smith Gas Appliance Co., Ltd.	China

A. O. Smith L’eau chaude S.a.r.l.	France
A. O. Smith Electrical Products GmbH	Germany

A. O. Smith Warmwasser-Systemtechnik GmbH	Germany

A. O. Smith (Hong Kong) Limited	Hong Kong

A. O. Smith India Water Heating Private Limited	India

A. O. Smith Electric Motors (Ireland) Ltd.	Ireland
A. O. Smith Holdings (Ireland) Ltd.	Ireland

IG-Mex, S. de R.L. de C.V.	Mexico
Motores Electricos de Juarez, S. de R.L. de C.V.	Mexico
Motores Electricos de Monterrey, S. de R.L. de C.V.	Mexico
Productos de Agua, S. de R.L. de C.V.	Mexico
Productos Electricos Aplicados, S. de R.L. de C.V.	Mexico

A.O. Smith Electrical Products B.V.	The Netherlands
A.O. Smith Holdings B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company B.V.	The Netherlands

A. O. Smith Electrical Products (S.E.A.) Pte Ltd.	Singapore

A. O. Smith FZE	United Arab Emirates

A. O. Smith Electrical Products Limited	United Kingdom